EXHIBIT 10.3
SECOND AMENDMENT
TO
LIMITED LIABILITY LIMITED PARTNERSHIP
OF
INREIT PROPERTIES, LLLP
     This Second Amendment is effective as of 19th day of December, 2008 for the purpose of amending the First Amendment and Complete Restatement of Agreement of Limited Liability Limited Partnership of INREIT Properties, LLLP as follows:
     Article VII, Changes in General Partner, 7.01(b), shall be deleted in its entirety and in its place the following paragraph 7.01 (b) shall be inserted:
ARTICLE VII.
CHANGES IN GENERAL PARTNER
7.01	(b)	The General Partner agrees that it will at all times own in the aggregate at least 10% of the Partnership.
     By executing this Second Amendment the General Partners affirm, agree to, ratify, and consent to the terms, covenants, and agreements contained in the First Amendment and Complete Restatement of Agreement of Limited Liability Partnership of INREIT Properties, LLLP that was effective April 25, 2003, as modified by this Second Amendment.